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                      [LETTERHEAD OF CLIFFORD CHANCE US LLP]

April 26, 2006

Morgan Stanley Institutional Fund, Inc.
1221 Avenue of the Americas
New York, New York  10020

Re: Opinion of Counsel regarding Post-Effective Amendment No. 59 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 33-23166, 811-05624)

Dear Ladies and Gentlemen:

We have acted as counsel to Morgan Stanley Institutional Fund, Inc., a Maryland corporation (the "Fund"), in connection with the above-referenced Registration Statement (as amended, the "Registration Statement"), which relates to the shares of common stock of each of the Systematic Active Large Cap Core Portfolio, Systematic Active Small Cap Core Portfolio, Systematic Active Small Cap Growth Portfolio and Systematic Active Small Cap Value Portfolio (each a "Portfolio" and, collectively, the "Portfolios"), $0.001 par value (collectively, the "Shares"). This opinion is being delivered to you in connection with the Fund's filing of Post-Effective Amendment No. 59 to the Registration Statement (the "Amendment") to be filed with the Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the "1933 Act"), and Amendment No. 60 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the Portfolios. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Fund's Articles of Incorporation, as amended, and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that:

1. The Fund is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Maryland.

2. The issuance of the Shares of each of the Systematic Active Large Cap Core Portfolio, Systematic Active Small Cap Core Portfolio, Systematic Active Small Cap Growth Portfolio and Systematic Active Small Cap Value Portfolio has been duly authorized by all necessary corporate action on the part of the Fund and when such Shares are issued and delivered by the Fund as contemplated by the Registration Statement against payment of the consideration therein described, such Shares will be validly issued, fully paid and non-assessable.

As to matters of Maryland law contained in the foregoing opinions, we have relied upon the opinion of Ballard Spahr Andrews & Ingersoll, LLP, dated April 26, 2006.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Fund Counsel" in the Statement of Additional Information

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Morgan Stanley Institutional Fund, Inc.
April 26, 2006                                                           Page 2

forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

                                                  Very truly yours,
                                                  /s/ Clifford Chance US LLP
                                                  Clifford Chance US LLP